QORVO, INC.
2013 INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD NOTICE
Qorvo, Inc. (the "Company") has granted to you a Restricted Stock Unit Award (the "Award"). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the "Award Notice"), the Restricted Stock Unit Award Agreement, including any special terms and conditions for your country in the appendix attached thereto (the "Appendix") (together with the Restricted Stock Unit Award Agreement, the "Agreement"), and the Company's 2013 Incentive Plan (formerly the TriQuint Semiconductor, Inc. 2013 Incentive Plan, the "Plan"), all of which are incorporated into the Award Notice in their entirety.

[NAME]	Plan:	2013 Plan
	Grant Date:	[GRANT DATE]
	Number of Restricted Stock Units:	[NUMBER OF SHARES GRANTED]
Vesting Schedule: 25% of the Shares subject to the Award will vest on the first anniversary of the Grant Date. The remaining 75% of the Shares subject to the Award vests in equal annual installments of 25% of the Shares subject to the Award over the next three years until 100% vested, subject to your continued status as an Employee, Director, or Outside Director through such dates.
Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the Agreement and the Plan. You further acknowledge that as of the Grant Date, the Award Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the subject.

QORVO, INC.

Robert A. Bruggeworth
President and CEO

QORVO, INC.
2013 INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to your Restricted Stock Unit Award Notice (the "Award Notice") and this Restricted Stock Unit Award Agreement, including any special terms and conditions for your country set forth in the appendix attached hereto (the "Appendix") (together with this Restricted Stock Unit Award Agreement (this "Agreement"), Qorvo, Inc. (the "Company") has granted you a Restricted Stock Unit Award (the "Award") under its 2013 Incentive Plan (formerly the TriQuint Semiconductor, Inc. 2013 Incentive Plan, the "Plan") for the number of Restricted Stock Units indicated in the Award Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of the Award are as follows:

1.	Vesting and Settlement
The Award will vest and become payable according to the vesting schedule set forth in the Award Notice (the "Vesting Schedule"). One share of the Company's Common Stock will be issuable for each Restricted Stock Unit that vests and becomes payable. Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as "Vested Units." Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as "Unvested Units." The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) and become payable in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the "Units"). As soon as practicable after Unvested Units become Vested Units, the Company will settle the Vested Units by issuing to you one share of the Company's Common Stock for each Vested Unit. The Award will terminate and the Units will be subject to forfeiture upon your Termination of Service as set forth in Section 2.

2.	Termination of Award upon Termination of Service
2.1Unless the Committee determines otherwise prior to your Termination of Service, upon your Termination of Service any portion of the Award that has not vested as provided in Section 1 will immediately terminate and all Unvested Units shall immediately be forfeited without payment of any further consideration to you.
2.2For purposes of the Award, in the event of your Termination of Service (regardless of the reason for such termination and whether or not found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), your right to vest in the Units, if any, will terminate effective as of the date you are no longer actively providing services to the Company or any Related Company and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or providing services, or the terms of your employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Award (including whether you may still be considered to be providing services while on a leave of absence).

3.	Compliance with Law
3.1You represent and warrant that you (a) have been furnished with a copy of the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.
3.2You hereby agree that you will in no event sell or distribute all or any part of the shares of the Company's Common Stock that you receive pursuant to settlement of this Award (the "Shares") unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the SEC and has not represented to you that it will so maintain registration of the Shares.
3.3You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the "Acts") and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.
3.4You understand that the Company is under no obligation to register or qualify the Shares with any securities or other governmental authority and is not required to seek approval or clearance from any such authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.
3.5You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys' fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

4.	Transfer Restrictions
Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

5.	No Rights as Stockholder
You shall not have voting or other rights as a stockholder of the Common Stock with respect to the Units. Notwithstanding the foregoing, if the Company pays a dividend at any time after the

Grant Date, such dividends shall be paid to you upon and to the extent of the vesting of the underlying shares of the Company’s Common Stock.

6.	Independent Tax Advice
You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

7.	Tax Obligations
7.1You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
7.2Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, you authorize the Company or its respective agents to satisfy their withholding obligations with regard to all Tax-Related Items by withholding Shares to be issued upon settlement of the Units. The Company may withhold or account for Tax-Related Items by considering minimum statutory withholding rates or other applicable withholding rates. For tax purposes, you are deemed to have been issued the full number of Shares subject to the Vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. In the event that the Company determines that withholding Shares is problematic under applicable local laws or has materially adverse accounting consequences, by your acceptance of the Award, you authorize and direct the Company and any brokerage firm determined acceptable to the Company to sell, on your behalf, a whole number of Shares from those Shares issuable to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.  If withholding is performed from proceeds from the sale of Shares acquired pursuant to the Vested Units, the Company may withhold for Tax-Related Items by considering maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  Alternatively, the Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require you to satisfy your obligations for Tax-Related Items, in whole or in part (without limitation) by delivery of cash or check to the Company or the Employer, or the Company or the Employer may withhold from your wages or other cash compensation. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
8.Nature of Grant. In accepting the Award, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Restricted Stock Unit or other grants, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the Award and the Shares subject to the Award, and the value and income of same, are not intended to replace any pension rights or compensation;
(f)the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the Shares subject to the Award is unknown, indeterminable and cannot be predicted;
(h)unless otherwise provided in the Plan or by the Company in its discretion, the Units and the benefits evidenced by this Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company's Common Stock; and
(i)if you are employed or providing services outside the United States:
1.the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation or salary for any purpose and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any Related Company;

2.no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from your Termination of Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer or any other Related Company, waive your ability, if any, to bring any such claim, and release the Employer, the Company and any other Related Company any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
3.neither the Employer, the Company nor any other Related Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Units or of any amounts due to you pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.
9.Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Employer, the Company and any other Related Company for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company or any Related Company, details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Personal Data will be transferred to Fidelity Stock Plan Services, LLC (“Fidelity”) or to any other third party assisting in the implementation, administration and management of the Plan.  You understand that the recipients of the Personal Data may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of Personal Data by contacting your local human resources representative.  You authorize the Company, Fidelity and any other recipients of Personal Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom you may elect to deposit any Shares purchased upon vesting of the Units. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

10.Change in Control. If and to the extent that a Successor Company converts, assumes, substitutes for or replaces the Award upon a Change in Control, the vesting restrictions and/or forfeiture provisions applicable to the Award shall not be accelerated or lapse and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or the other consideration that may be received with respect to such Award. However, the Award will nonetheless become vested and any restrictions applicable to the Award shall be deemed to have been met, and the Award shall be deemed vested and earned in full, upon your Termination of Service within six months before (in which case vesting shall not occur until the effective date of the Change in Control) or one year after the effective date of the Change in Control if such Termination of Service (a) is by the Company not for Cause or (b) is by you for Good Reason. For purposes of this Section, “Good Reason” means your Termination of Service resulting from your (i) termination for “Good Reason” as defined under your employment, change in control, consulting or other agreement with the Company or a Related Company, if any, or (ii) if you have not entered into any agreement (or, if any such agreement does not define “Good Reason”), then, your termination shall be for “Good Reason” if termination results due to any of the following without your consent: (A) a material reduction in your base salary as in effect immediately prior to the date of the Change in Control, (B) your assignment to duties or responsibilities materially inconsistent with, or a material diminution in, your position, authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (C) the relocation of your principal place of employment by more than 50 miles from the location at which you were stationed immediately prior to the Change in Control. An event or condition that would otherwise constitute “Good Reason” shall constitute Good Reason only if the Company fails to rescind or cure such event or condition within 30 days after receipt of written notice from you of the event which constitutes Good Reason, and Good Reason shall cease to exist for any event or condition described herein on the 60th day following the later of the occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date. The determination of “Good Reason” shall be made by the Committee and its determination shall be final and conclusive.

11.General Provisions
11.1    Assignment. The Company may assign its forfeiture rights at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company's Board of Directors.
11.2    No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.
11.3    Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Agreement.
11.4    Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
11.5    No Employment or Service Contract. Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a Related Company, to terminate your employment or services on behalf of the Company, for any reason, with or without Cause.
11.6    Governing Law/Venue.  This Agreement is governed by, and subject to, the laws of the State of Delaware without giving effect to principles of conflicts of law.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Oregon and agree that such litigation shall be conducted only in the courts of Washington County, Oregon, or the federal courts for the United States for the District of Oregon, and no other courts, where this grant is made and/or to be performed.
11.7    Electronic Delivery and Participation.  The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
11.8    Language.  If you have received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

11.9    Appendix.  The Award shall be subject to any special terms and conditions for your country set forth in the Appendix, if any.  If you relocate to one of the countries included in the Appendix during the life of the Award, the special terms and conditions for such country shall apply to you to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
11.10    Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to receiving this Award, you agree that you shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to you from time to time. In addition, you shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply at any time to you under applicable law.
11.11    Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Award and the Shares acquired upon vesting of the Units to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.